CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 83 to File No. 33-20673; Amendment No. 84 to File No. 811-5514) of MTB Group of Funds – MTB Managed Allocation Fund – Moderate Growth II of our report dated February 17, 2010, included in the 2009 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 23, 2010